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                                                                     Exhibit 4.4

NEWS RELEASE

                                     [LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                    The Premier Name in Casino Entertainment

MEDIA INQUIRIES:                                            INVESTOR INQUIRIES:
Ralph Berry                                                 Charles Atwood
Harrah's Entertainment, Inc.                                (901)762-8852
(901)762-8629
Release # HET 5-98-0098

                      Harrah's Receives Requisite Consents
                      ------------------------------------
                        for Showboat First Mortgage Bonds
                        ---------------------------------


         MEMPHIS, May 28, 1998 -- Harrah's Entertainment, Inc. ("Harrah's") today announced the consent solicitation related to Showboat's 9/1/4% First Mortgage Bonds due 2008 expired at 5 p.m. EDT, May 27, 1998. Harrah's has received consents representing, in the aggregate, more than the requisite principal amount of First Mortgage Bonds necessary to amend the related Indenture. Consents to amend the Indenture were solicited by Harrah's pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.

         Harrah's is also soliciting consents from holders of Showboat's 13% Senior Subordinated Notes due 2009 to amend the related Indenture. The consent expiration date for the Senior Subordinated Notes is 5 p.m. EDT, on May 28, 1998.

         The tender offer for both issues is scheduled to expire at 5 p.m. EDT, on June 10, 1998, unless extended by Harrah's.

         Morgan Stanley & Co. Incorporated is acting as dealer manager and consent solicitation agent. MacKenzie Partners, Inc. is the information agent for the tender offers and consent solicitations. The Offer to Purchase and Consent Solicitation Statement dated May 13, 1998, and related documentation can be obtained from MacKenzie Partners, Inc. by calling toll free (800)322-2885, or by calling Morgan Stanley & Co. Incorporated toll free at (877)445-0397.


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         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to either issue of notes. The tender offers and consent solicitations are made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.

         The tender offers and consent solicitations are conditioned upon, among other things, the receipt of tenders and consents from not less than a majority in aggregate principal amount outstanding of both issues of notes.

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